2CE Putnam International Value Fund annual report
6/30/17

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		2,760
Class B		32
Class C		93
Class M		37

72DD2 (000s omitted)

Class R		32
Class R6        85
Class Y		144

73A1

Class A		0.222
Class B		0.131
Class C		0.142
Class M		0.173

73A2

Class R		0.216
Class R6        0.267
Class Y		0.251

74U1 (000s omitted)

Class A		11,805
Class B		197
Class C		532
Class M		198

74U2 (000s omitted)

Class R		149
Class R6        317
Class Y         664

74V1

Class A		11.35
Class B		11.32
Class C		11.26
Class M		11.37

74V2

Class R		11.22
Class R6        11.40
Class Y		11.36


Item 61 Additional Information about Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B Additional Information about Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.